FOR IMMEDIATE RELEASE            For more information contact:

November 21, 2014                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 49 cents per share payable on January 15, 2015, to shareholders of record at the close of business January 8, 2015. Today’s declaration increases the total dividend declared in 2014 to 98 cents per share, a 2.1% increase from 2013.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois; The Morris Plan Company of Terre Haute; and Forrest Sherer, Inc., a full service insurance agency.